Exhibit 10.31

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED BECAUSE THE REGISTRANT HAS DETERMINED THE INFORMATION IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Amendment #2 to Manufacturing and Supply Agreement

This Amendment #2 to the Manufacturing & Supply Agreement (“Amendment #2”), effective as off its date of last signature (“Amendment #2 Effective Date”), is by and between UroGen Pharma Ltd., a company organized and existing under the laws of the State of Israel having an address at 9 HaTaasia St., Ra’anana 4365007, Israel (“Customer”) and Cenexi-Laboratoires Thissen S.A., a company incorporated in Belgium,having its registered office at 2-4-6, Rue de la Papyrée, B-1420 Braine-l'Alleud, also acting hereunder on behalf of its Affiliates ("Manufacturer").

WHEREAS, Customer and Manufacturer entered into a certain Manufacturing and Supply Agreement dated April 24, 2020 (the “Agreement”) regarding the manufacturing by Manufacturer and the purchase by Customer of UGN-101;

WHEREAS, an amendment to the Agreement (the “Amendment #1”) has been signed by and between Customer and Manufacturer, effective as March 2nd, 2022 regarding, among other terms, good faith discussions between the Parties regarding certain equipment investments by Customer, refurbishment of a workshop at Manufacturer’s premises, and dedication of certain manufacturing capacity by Manufacturer; and

WHEREAS, following conclusive clinical trials and applicable regulatory approvals, UROGEN plans to launch UGN-102, for a new therapeutic indication. As a result, the Parties anticipate that volumes of Contract Products manufactured by Manufacturer pursuant to the Agreement will increase from 2025.

WHEREAS, as further set forth herein, the Parties have agreed to:

-	revise the MAQ Forecast levels (Exhibit 7 to the Agreement, modified by Amendment #1); and

-

the terms and conditions of the planned purchase of the equipment (Exhibit 9 under Amendment #1) with regard to the amount, schedule, ownership, use, maintenance costs and status of the equipment in the event of termination of the Agreement.

NOW THEREFORE, in consideration of the above, and for good and valuable consideration the receipt and sufficiency of which the parties acknowledge, Customer and Manufacturer agree to amend the Agreement as follows:

ARTICLE N. 1         Equipment Investments

The following new Section 12.8 is added to the Agreement, immediately following section 12.7 and before article 13:

“Section 12.8: Equipment Investments

12.8.1    Purchase of Dedicated Equipment. Manufacturer shall use best efforts to purchase, install, validate and qualify the dedicated equipment described on Exhibit 10 for the execution of the Agreement (the “Dedicated Equipment”). Manufacturer shall ensure that the Dedicated Equipment meets the technical specifications which will be described in the “Technical Specifications”.

12.8.2    Installation of Dedicated Equipment. Manufacturer shall install the Dedicated Equipment at the premises of Manufacturer, in accordance with the Technical Specifications and all applicable laws, rules and regulations.

12.8.3    Refurbishment of Manufacturer’s Premises. Manufacturer shall perform the necessary refurbishment work on its premises in order to install the Dedicated Equipment in accordance with the refurbishment plan set forth on Exhibit 10 (such activities collectively, the “Refurbishment Activities”) and in accordance with the budget set forth in Exhibit 10. Manufacturer shall use best efforts to perform the Refurbishment Activities in a diligent manner consistent with Exhibit 10 and all applicable laws, rules and regulations. For sake of clarity, the refurbishment of Manufacturer’s Premises and the Dedicated Equipment will be purchased and installed according the current Manufacturer’s knowledge on the process and Technical Specifications of the Product.

12.8.4    Validation and Qualification of Dedicated Equipment. Manufacturer shall ensure that all Dedicated Equipment is validated and qualified in accordance with the Technical Specifications and Customer’s instructions and as is required to use such Dedicated Equipment to manufacture Contract Products in accordance with all applicable laws, rules and regulations, including cGMP and the Quality Agreement (the “Qualification Activities”). Manufacturer will be responsible for all costs and expenses associated with the Qualification Activities and any associated engineering support related thereto.

12.8.5    Customer’s Financial Contribution. As Customer’s sole financial contribution for the purchase, installation, validation and qualification of the Dedicated Equipment as set forth in this Agreement, and the performance of the Refurbishment Activities, Customer shall pay Manufacturer’s documented internal and out-of-pocket costs for the purchase, delivery and installation of the Dedication Equipment and the performance of the Refurbishment Activities, up to a maximum sum of [***]€ (the “Dedicated Equipment Fees” and such maximum amount, the “Maximum Dedicated Equipment Fees”). All internal costs shall be expensed in accordance with the budget agreed upon on Exhibit 10. In no event shall Customer be responsible for more than the Maximum Dedicated Equipment Fees pursuant to this Section 12.8 unless Customer agrees in writing to increase the Maximum Dedicated Equipment Fees amount. Manufacturer shall be responsible for all internal and out-of-pocket costs required to perform the purchase, delivery and installation of the Dedicated Equipment and the performance of the Refurbishment Activities in excess of the Maximum Dedicated Equipment Fees (as such amount may be amended in accordance with the foregoing sentence).

12.8.6    Invoicing and Payment. Manufacturer shall invoice Customer for the anticipated Dedicated Equipment Fees in accordance with the invoicing and payment schedule set forth on Exhibit 10 and subject to the maximum Dedicated Equipment Fees set forth in Section 12.8.5 above. On a quarterly basis, Manufacturer will provide Customer with documentation for the actual Dedicated Equipment Fees incurred by Manufacturer (with reasonable supporting documentation). In the event the actual Dedicated Equipment Fees are less than the anticipated Dedicated Equipment Fees paid by Customer for such time period, Manufacturer will credit such overpayment against the next Dedicated Equipment Fee payment owed to Manufacturer and upon completion of the installation of the Dedicated Equipment and performance of the Refurbishment Activities (or earlier upon termination of this Agreement in accordance with the termination provisions included in the Agreement), Manufacturer shall promptly refund Customer any anticipated Dedicated Equipment Fees paid that exceed the actual Dedicated Equipment Fees incurred by Manufacturer. Without limiting the generality of the foregoing, Manufacturer will provide Customer with a copy of the invoices for the purchase of the Dedicated Equipment and for the refurbishment of the premises, in order to enable control and follow-up between the costs actually incurred and the estimated costs.

12.8.7    Capital Equipment Plan. The operational procedures and timeframes for the acquisition, installation and qualification of the Dedicated Equipment and for the refurbishment of the premises in which it will be installed are defined in Exhibit 10. Manufacturer shall use best efforts to perform its obligations under this Section 12.8 with respect to the purchase, installation and qualification of the Dedicated Equipment.

12.8.8    Dedicated Equipment. Manufacturer shall exclusively use the Dedicated Equipment in the manufacture of Contract Products for Customer pursuant to this Agreement. Manufacturer shall not use the Dedicated Equipment for any other purpose, including to manufacture products for itself or any third party without the prior written consent of Customer.

12.8.9    Ownership of Dedicated Equipment; Insurance; Maintenance. Manufacturer will be the sole owner of the Dedicated Equipment. Manufacturer will be responsible for obtaining and maintaining during the Term of the Agreement proper insurance coverage for the Dedicated Equipment and Manufacturer will provide evidence of such insurance to Customer upon Customer’s request. Manufacturer shall be responsible for any losses, damage, theft, or other impairment of the Dedicated Equipment. Manufacturer shall use best efforts to regularly and timely maintain all Dedicated Equipment in good working condition. Manufacturer shall be responsible, at its own cost, for any maintenance or repairs required to properly maintain the Dedicated Equipment in accordance with industry standard.

12.8.10    Except as set forth below in this Section 12.8.10 or as expressly set forth under Section 12.8.6, upon termination of the Agreement in accordance with the termination provisions included in the Agreement, under no circumstances will Manufacturer be obliged to reimburse Customer for the Dedicated Equipment Fees. Notwithstanding the foregoing, in the event of termination of the Contract, Manufacturer shall pay to Customer a partial reimbursement for the Dedicated Equipment Fees based on the amortised value of the Dedicated Equipment at such time (the “Amortized Value”), which Amortized Value shall be calculated in accordance with the depreciation plan set out in Exhibit 11 to this Amendment #2. In no circumstances shall the Amortized Value be less than zero.

12.8.11    Negotiation of Amended Exhibit 10. Manufacturer will use diligent efforts to prepare a more detailed draft of Exhibit 10 for Customer’s review and approval by [***] that includes the following:

(a)    a technical description of the Dedicated Equipment (including Technical Specifications);

(b)    a detailed plan for the acquisition and installation of the Dedicated Equipment and the performance of the Refurbishment Activities; and

(c)    a detailed plan for the validation and qualification for the Dedicated Equipment;

(d)    a detailed budget (including rate for internal costs) for the Dedicated Equipment Fees (the “Dedicated Equipment Fees Budget”), provided that such Dedicated Equipment Fees Budget complies with the Maximum Dedicated Equipment Fees; and

(e)    a detailed timeline for performance of (i) the purchase and installation of the Dedicated Equipment, (ii) the performance of the Qualification Activities; and (iii) the performance of the Refurbishment Activities (the “Project Timeline”), provided that such overall Project Timeline shall not exceed the time period set forth on Exhibit 10 as of the Amendment #2 Effective Date.

Customer and Manufacturer will negotiate in good faith and use diligent efforts to finalize and execute such amended Exhibit 10 by [***].

ARTICLE N. 2         Term

Section 18.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

18.1 The Agreement will be effective as of the Effective Date and, unless earlier terminated as set forth in this Agreement, shall remain in full force and effect until April 1, 2027 (the “Initial Term”), and thereafter will automatically be renewed for consecutive 24 (twenty-four) month periods (the Initial Term and any renewal term(s) together referred to as the “Term”), unless either Party provides the other Party with written notice of non-renewal at least 18 (eighteen) months prior to the expiration of the then current Term.

ARTICLE N. 3         Exhibits

3.1    The Parties have decided to update applicable MAQ Forecast set in Exhibit 7 of the Agreement, amended by Amendment #1. Exhibit 7 of the Agreement is deleted in its entirety and replaced with Exhibit 7 to this Amendment #2.

3.2    A new Exhibit 10 is attached as Exhibit 10 to this Amendment #2.

3.3    A new Exhibit 11 is attached as Exhibit 11 to this Amendment #2.

ARTICLE N. 4         Final provisions

Except as amended above, all other terms and conditions of the Agreement shall remain the same and in full force and effect. Capitalized terms used herein which are not defined shall have the respective meanings ascribed to them in the Agreement. The Agreement as modified by Amendment #1 and this Amendment #2, constitute the entire agreement between the Parties with respect to the subject matter hereof. All references to the term “Agreement” in the Agreement shall be deemed to include all of the terms and conditions of Amendment #1 and this Amendment #2.

This Amendment #2 may be executed in counterparts, all of which taken together will be regarded as one and the same instrument. Counterparts may be delivered via electronic mail, including AdobeTM Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Amendment #1.

IN WITNESS WHEREOF, Customer and Manufacturer have executed this Amendment #2 as of the Amendment #2 Effective Date set forth above.

UroGen Pharma Ltd.	Cenexi Laboratories Thissen S.A.
Name: Marina Konorty	Name: Jim McPherson Cenexi
Title: EVP R&D and Technical Operation	Title: President and CEO Cenexi
Date: 12/28/2023	Date: 12/28/2023
Signature: /s/Marina Konorty	Signature: /s/Jim McPherson Cenexi

Exhibits:

-	Updated Exhibit 7: updated Prices and MAQ
-	Exhibit 10: Dedicated Equipment Description; Installation & Refurbishment Plan; Qualification Plan; Timeline and Budget for Dedicated Equipment Fees
-	Exhibit 11: Amortisation plan for the Dedicated Equipment